[Sutherland, Asbill & Brennan Letterhead]

                    Sutherland, Asbill & Brennan
                   1275 Pennsylvania Avenue, N.W.
                    Washington, D.C. 20004-2404
                       TEL: (202) 383-0100
                       FAX: (202) 637-3593


               CONSENT OF SUTHERLAND, ASBILL & BRENNAN


          We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 for certain individual flexible premium variable universal life insurance policies issued through Carillon Life Account of The Union Central Life Insurance Company (File No. 33-94858). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.




                         /s/ Sutherland, Asbill & Brennan

                         SUTHERLAND, ASBILL & BRENNAN

Washington, D.C.
November 28, 1995